Exhibit 10.2

VERIS RESIDENTIAL, INC.
RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated as of April [●], 2022 (the “Effective Date”) is made by and between Veris Residential Inc. (together with its Subsidiaries and any successors thereto, the “Company”) and Taryn Fielder (the “Participant”) who is a signatory hereto.

This Award (as defined below) is being made and granted as a standalone award, separate and apart from, and outside of, the Plan and all other shareholder-approved equity compensation plans of the Company. Notwithstanding the foregoing, the terms, conditions, and definitions set forth in the Plan shall apply to this Agreement and the Award as if the Award had been granted under the Plan, and this Agreement shall be subject to such terms, conditions, and definitions, which are hereby incorporated into this Agreement by reference (and any such references to the Plan in this Agreement shall solely be interpreted to be references to the substance of the Plan so incorporated, but shall not in any way imply or indicate that this Award was granted under the Plan). For the avoidance of doubt, the Award shall not be counted for purposes of calculating the aggregate number of Shares that may be issued under the Plan or for purposes of any limitations on awards under the Plan. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control.

This Award is intended to be granted as a one-time employment “inducement award” under Section 303A.08 of the New York Stock Exchange (“NYSE”) Listed Company Manual, and consequently is intended to be exempt from the NYSE rules regarding shareholder approval of equity compensation. This Agreement and the terms and conditions of this Award shall be interpreted in accordance and consistent with such exemption.

1.            Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)            “Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

(b)            “Board” means the Board of Directors of Veris Residential, Inc..

(c)            “Cause” for termination of the Participant’s employment for purposes of this Agreement has the meaning set forth in the Participant’s Employment Agreement.

(d)            “Change in Control” has the same meaning set forth in the Participant’s Employment Agreement. A Change in Control under this Agreement shall be considered a “Change in Control” for purposes of the Plan in accordance with Section 1.2(h) of the 2013 Plan.

(e)            “Change in Control Period” has the same meaning set forth in the Participant’s Employment Agreement.

(f)            “Common Stock” means the common stock, par value $0.01 per share, of the Company (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).

(g)            “Continuous Service” means the continuous service, without interruption or termination, as an employee, director, trustee, manager or member of, or with the approval of the Committee or the Board, consultant or advisor to the Company or an Affiliate. Continuous Service shall not be considered interrupted in the case of: (A) any approved leave of absence; (B) transfers among the Company and any Affiliate, or any successor, in any capacity of trustee, director, employee, manager, member, or with the approval of the Committee or the Board, consultant or advisor; or (C) any change in status as long as the individual remains in the service of the Company or any Affiliate of the Company in any capacity of employee, director, trustee, manager, member or similar function of, or (if the Committee or the Board specifically agrees that the Continuous Service is not uninterrupted) a consultant or advisor. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. Subject to the preceding sentence, whether a termination of Continuous Service shall have occurred for purposes of this Agreement shall be determined by the Committee or the Board, which determination shall be final, binding and conclusive.

(h)            “Disability” has the meaning set forth in the Participant’s Employment Agreement.

(i)            “Employment Agreement” means, as of a particular date, the executive employment agreement then in effect between the Participant, on the one hand, and the Company or one of its Subsidiaries, on the other hand, as amended or supplemented through such date.

(j)            “Good Reason” for termination of the Participant’s employment for purposes of this Agreement has the meaning set forth in the Participant’s Employment Agreement.

(k)            “Plan” means the Mack-Cali Realty Corporation Amended and Restated 2013 Incentive Stock Plan, as amended from time to time.

(l)            “Qualifying Termination” means a termination of the Participant’s employment (i) by the Company without Cause or while the Participant has a Disability, (ii) by the Participant for Good Reason, or (iii) resulting from the Participant’s death.

(m)            “RSU” or “Restricted Stock Unit” means a restricted stock unit of the Company’s Common Stock, either individually or in the aggregate, as the context may require.

(n)            “RSU Dividend Equivalent Amount” means a dividend equivalent right associated with a RSU with respect to any cash dividends on Common Stock that have a record date after the Effective Date and prior to the applicable Settlement Date for such RSU.

(o)            “Subsidiary” has the meaning set forth in the Plan.

(p)            “Termination Date” means the effective date of a Termination of Employment for any reason.

(q)            “Termination of Employment” means a “separation from service” of the Participant from the Company, as defined under Section 409A.

2.            Grant of Awards. The Company hereby grants to the Participant [•] Restricted Stock Units (“RSUs”), which shall be subject to the vesting conditions set forth in Section 3 and the terms and conditions herein set forth (the “Award”).

3.            Vesting. Subject to Section 5, the RSUs shall be become vested as follows, subject to the Participant’s Continuous Service with the Company through the applicable date(s) (each, a “Vesting Date” and such RSU that vests a “Vested RSU”):

(a)            60% of the RSUs shall become vested on December 31, 2022;

(b)            An additional 20% of the RSUs shall become vested on December 31, 2023; and

(c)            The remaining 20% of the RSUs shall become vested on the third anniversary of the Effective Date.

4.            Issuance of Common Stock.

(a)            Settlement of Vested RSUs. Shares of Common Stock underlying a Vested RSU shall be transferred to the Participant as soon as administratively practicable following the applicable Vesting Date, but in no event later than the 15th day of the calendar month following the calendar month in which such Vesting Date occurs. No shares of Common Stock shall be issued to the Participant in respect of an RSU prior to the applicable Vesting Date. After an RSU becomes a Vested RSU, the Company shall promptly cause to be registered in the Participant’s name or in the name of the executor or personal representative of the Participant’s estate, as the case may be, one share of Common Stock in payment for each such Vested RSU. For purposes of this Agreement, the date on which Vested RSUs are converted into shares of Common Stock shall be referred to as the “Settlement Date.”

(b)            Fractional RSUs. In the event the Participant is vested in a fractional portion of an RSU, such portion shall be rounded down to the nearest whole number.

5.            Effects of Certain Events.

(a)            Termination Because of Death/Disability. If the Participant experiences a Termination by reason of the Participant’s death or Disability, then the RSU shall vest with respect to a prorated number of RSUs as would otherwise be scheduled to vest on the next regularly scheduled vesting date described in Section 2(b)(i), with such proration based on the quotient obtained by dividing (x) the number of days elapsed between the previous vesting date described in Section 2(b)(i) (if none, the Grant Date) and the date of Termination by (y) the total number of days between the previous vesting date described in Section 2(b)(i) (if none, the Grant Date) and such next regularly scheduled vesting date. Any portion of the RSU that remains unvested after application of the preceding sentence shall immediately terminate and be forfeited without consideration.

(b)            Termination without Cause; Resignation for Good Reason. If the Participant experiences a Termination by reason of (x) a termination of employment by the Company and its Subsidiaries without Cause (other than by reason of death or Disability), or (y) Participant’s resignation for Good Reason (in each case, whether during or following the Term of the Employment Agreement), any then-unvested portion of the RSU shall vest.

(c)            Other Terminations. If the Participant experiences a Termination for any reason other than as set forth in Sections 5(a)-(b) above, any then-unvested RSUs shall immediately terminate and be forfeited for no consideration.

(d)            Release Requirement. Notwithstanding anything to the contrary in this Section 5, any additional vesting upon Termination provided in Sections 5(a)-(b) shall be conditioned on the Participant, or the representative of Participant’s estate, executing the Release (as defined in the Employment Agreement), and the period provided in such Release having expired without the Participant exercising the Participant’s right to revoke, not later than sixty (60) days after the Termination Date, and if the Participant fails to execute such Release, revokes the Release, or the revocation period has not yet expired by the end of such sixty (60) day period, the Participant shall have no right to any such payment or benefit.

(e)            Change in Control. Notwithstanding the foregoing:

(i)            In the event of a Qualifying Termination of the Participant’s Continuous Service during a Change in Control Period prior to the vesting of the RSUs, all unvested RSUs shall automatically and immediately vest as of the Termination Date. In such case, such number of RSUs shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the date of Termination.

(ii)            If after a Change in Control the Company or its successor does not assume, convert, or replace any RSUs as calculated in Section 2 or Section 5, as applicable, with a security with substantially the same rights, privileges, preferences of the RSUs, then in each case the applicable RSUs described in Section 5, as applicable, shall immediately vest.

6.            Dividend Equivalent Rights.

(a)            Each RSU shall have a RSU Dividend Equivalent Amount that shall be paid concurrently with the corresponding Common Stock cash dividend, without regard to whether the RSU is a Vested RSU.

(b)            The payment of the Dividend Equivalent Amounts, if any, will be net of all applicable withholding taxes pursuant to Section 7(g).

7.            Miscellaneous.

(a)            Administration. The Committee shall administer the Award.

(b)            Agreement Subject to Plan; Amendment. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Award and RSUs granted hereunder are subject to the Plan. The terms and provisions of the Plan are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The terms of the Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, that any such amendment that would materially and adversely affect any right of the Participant shall not to that extent be effective without the consent of the Participant.

(c)            Participant is Unsecured General Creditor. The Participant and the Participant’s heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any specific property or assets of the Company. Assets of the Company shall not be held under any trust for the benefit of the Participant or the Participant’s heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under the Agreement or the Plan. Any and all of the Company’s assets shall be, and remain, the general unrestricted assets of the Company. The Company’s sole obligation under this Agreement and in respect of the Award or the RSUs shall be merely that of an unfunded and unsecured promise of the Company to pay the Participant in the future, subject to the conditions and provisions of the Agreement and the Plan.

(d)            No Transferability; No Assignment. Neither the Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the Award or the RSUs. No part of the RSUs or the shares of Common Stock delivered in respect of any vested RSUs, and/or amounts payable under this Agreement shall, prior to actual settlement or payment, be subject to seizure, attachment, garnishment, or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participant or any other person, be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise.

(e)            No Right to Continued Employment. Neither the Plan nor this Agreement nor the Participant’s receipt of the Award hereunder (or shares of Common Stock issued in settlement of the Award) shall impose any obligation on the Company or any Affiliate to continue the Employment of the Participant. Further, the Company or any Affiliate (as applicable) may at any time terminate the Employment of such Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein or in any written employment agreement between the Participant and the Company (or any Affiliate).

(f)            Limitation on Stockholder Rights. The Participant shall have no rights as a stockholder of the Company, no dividend rights (subject to Dividend Equivalent Rights as set forth in Section 6), and no voting rights with respect to the RSUs and any shares of Common Stock underlying or issuable in respect of such RSUs until such shares of Common Stock are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the shares of Common Stock, except for the Dividend Equivalent Rights as set forth in Section 6.

(g)            Tax Withholding.

(i)            Regardless of any action the Company takes with respect to any or all federal, state, or local income tax, employment tax or other tax-related items (“Tax Related Items”), the Participant acknowledges that the ultimate liability for all Tax Related Items associated with the RSUs (and the Dividend Equivalent Rights associated therewith) is and remains the Participant’s responsibility and that the Company: (A) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the delivery of the shares of Common Stock, the subsequent sale of shares of Common Stock acquired at vesting, and the receipt of any Dividend Equivalent Rights; and (B) does not commit to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax Related Items. Further, if Participant has relocated to a different jurisdiction between the date of grant and the date of any taxable event, the Participant acknowledges that the Company may be required to withhold or account for Tax Related Items in more than one jurisdiction.

(ii)            Prior to the relevant taxable event, the Participant shall pay or make adequate arrangements satisfactory to the Company, in its sole discretion, to satisfy all withholding and payment on account obligations for Tax Related Items of the Company. In this regard, the Participant authorizes the Company, in its sole discretion, to satisfy the obligations with regard to all Tax Related Items legally payable by the Participant with respect to the RSUs by withholding in shares of Common Stock otherwise issuable to the Participant, provided that the Company withholds only the amount of shares of Common Stock necessary to satisfy the maximum statutory withholding amount using the Fair Market Value of the shares of Common Stock on the Settlement Date. Participant shall pay to the Company any amount of Tax Related Items that the Company may be required to withhold as a result of the RSUs that are not satisfied by the previously described method. The Company may refuse to deliver the shares of Common Stock to the Participant if the Participant fails to comply with Participant’s obligations in connection with the Tax Related Items as described in this Section.

(h)            Clawback Policy. The compensation under this Agreement shall be subject to being recovered under the Company’s Clawback Policy, or any similar policy that the Company may adopt from time to time. For avoidance of doubt, compensation recovery rights to shares of Common Stock issued under this Agreement shall extend to any proceeds realized by the Participant upon the sale or other transfer of such shares of Common Stock.

(i)            Section 409A Compliance. The Award, the RSUs, and the shares of Common Stock and amounts payable under this Agreement are intended either to be exempt from, or to comply with, the requirements of Section 409A, so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants. The Agreement shall be administered and interpreted to the extent possible in a manner consistent with that intent. Notwithstanding anything to the contrary in this Agreement, if the Participant is a “specified employee” within the meaning of Section 409A, no payments in respect of any Award or RSU that is “deferred compensation” subject to Section 409A and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A) shall be made to the Participant prior to the date that is six months after the date of the Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A that may be imposed on or in respect of the Participant in connection with this Agreement, and the Company shall not be liable to the Participant or any other person for any payment made under this Plan that is determined to result in an additional tax, penalty, or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

(j)            Section 280G of the Code. In the event that the accelerated vesting of the RSUs or the amounts payable under this Agreement, together with all other payments and the value of any benefit received or to be received by the Participant, would result in all or a portion of such payment being subject to excise tax under Section 4999 of the Code (the “Excise Tax”), then the Participant’s payment shall be either (a) the full payment or (b) such lesser amount that would result in no portion of the payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. Any such reduction shall be made by the Company in compliance with all applicable legal authority, including Section 409A. All determinations required to be made under this Section shall be made by the nationally recognized accounting firm which is the Company’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax, which firm must be reasonably acceptable to the Participant (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Participant. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

(k)            Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland applicable to contracts made and performed wholly within the State of Maryland, without giving effect to the conflict of law provisions thereof. Any suit, action, or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New Jersey or the State of Maryland, and each of the Participant and the Company hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. EACH OF THE PARTICIPANT AND THE COMPANY HEREBY IRREVOCABLY WAIVES (I) ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW JERSEY OR THE STATE OF MARYLAND, (II) ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM, AND (III) ANY RIGHT TO A JURY TRIAL.

(l)            Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first above written.

VERIS RESIDENTIAL, INC.		PARTICIPANT

By:
Name:	Anna Malhari	Name: Taryn Fielder
Title:	Chief Operating Officer

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